EXHIBIT 10.4

TIME BROKERAGE AGREEMENT

By and Between

NEXSTAR FINANCE, L.L.C.

and

JDG TELEVISION, INC.

October 13, 2003

TABLE OF CONTENTS

1.	Overall Purpose and Term	1

2.	Station Facilities	2

3.	Revenue	2

4.	Compensation	2

5.	Responsibilities.	2

6.	Revenues and Deposits.	4

7.	Handling of Station Communications	4

8.	The Owner’s Compliance With FCC Rules and Published Policies	4

9.	Programming and the Public Interest.	5

10.	Special Programs	6

11.	Stations Identification	6

12.	Station Facilities.	6

13.	Political Advertising	7

14.	Children’s Programming	7

15.	The Owner’s Responsibility For Compliance with FCC Technical Rules	8

16.	Force Majeure	8

17.	Trade Secrets and Proprietary Information	8

18.	Payola and Conflicts of Interest	9

19.	The Broker’s Compliance with Law	9

20.	Indemnification.	9

21.	Termination.	10

22.	Authorizations	11

23.	Advanced Television/High Definition Television	11

24.	Notices	12

-i-

25.	Modification and Waiver	13

26.	Construction	13

27.	Headings; Interpretation	13

28.	Assignment	13

29.	Counterparts	13

30.	Entire Agreement	13

31.	No Partnership or Joint Venture Created	14

32.	Severability	14

33.	Legal Effect	14

34.	No Party Deemed Drafter	14

ii

TIME BROKERAGE AGREEMENT

This TIME BROKERAGE AGREEMENT (this “Agreement”) is entered into as of October 13, 2003, by and among JDG Television, Inc. (the “Owner”), and Nexstar Finance, L.L.C. (the “Broker”). Capitalized terms used but not defined herein will have the meaning set forth in the Purchase Agreement (as defined below).

WHEREAS, the Owner is the owner and operator of television broadcast stations KPOM-TV, Forth Smith, Arkansas, and KFAA-TV, Rogers, Arkansas, and assets relating thereto (the “Stations”), pursuant to authorizations issued by the Federal Communications Commission (“FCC”);

WHEREAS, the parties hereto have carefully considered the Communications Act of 1934, as amended (the “Communications Act”), and the FCC’s rules and policies adopted pursuant thereto, and intend that this Agreement in all respects complies with said Communications Act and FCC rules and policies;

WHEREAS, the Owner desires to enter into this Agreement to provide a regular source of diverse programming and income to sustain the operations of the Stations;

WHEREAS, the Broker desires to provide an over-the-air program service to the Forth Smith, Fayetteville, Springdale and Rogers, Arkansas area using the facilities and personnel of the Stations;

WHEREAS, the Owner agrees to provide time on the Stations exclusively to the Broker on terms and conditions that conform to policies of the Owner and the FCC for time brokerage arrangements and that are as set forth herein;

WHEREAS, the Broker agrees to provide broadcast programming of the Broker’s selection that conforms with the policies of the Owner and with all rules and published policies of the FCC, and as set forth herein;

WHEREAS, the Owner maintains, and will continue to maintain during the term of this Agreement, ultimate control over the Stations’ facilities including control over the Stations’ finances and programming and the Owner’s personnel; and

WHEREAS, contemporaneously herewith, the Owner and the Broker have entered into a Purchase Agreement (the “Purchase Agreement”) pursuant to which the Broker will, subject to FCC consent and certain other terms and conditions, purchase substantially all of the assets of the Stations;

NOW, THEREFORE, in consideration of the foregoing, and of the mutual promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which the Owner and the Broker hereby acknowledge, the Owner and the Broker, intending to be bound legally, hereby agree as follows:

1. Overall Purpose and Term. In accordance with the terms and subject to the limitations set forth herein: (a) the Broker will provide programming to the Owner for the

Stations, promote the Stations and their programming, sell commercial and other time on the Stations and bill for and collect the payments for time sales on the Stations; and (b) the Owner will maintain the Stations’ transmitting and microwave relay facilities, and make such facilities available to the Broker for the purposes described herein. Subject to the terms of this Agreement, each party hereby warrants and covenants that it will fulfill said obligations, and their other obligations specified herein, to the fullest extent permitted by law (including the FCC’s rules and published policies) in a diligent, reasonable manner. The Broker will begin its time brokerage activities with regard to the Stations pursuant to this Agreement at 12:01 AM, Forth Smith, Arkansas time, on October 16, 2003, and such date is referred to in this Agreement as the “Commencement Date.” The term of this Agreement will be the period from the Commencement Date until the Closing (as such term is defined in the Purchase Agreement) or the earlier termination of this Agreement (the “Term”).

2. Station Facilities. During the Term, the Owner will make the Stations’ television broadcasting transmission facilities available to the Broker for broadcast on the Stations of programs selected by the Broker in accordance with the terms and conditions hereof, and advertising/commercial announcements sold by the Broker, which may originate from the Stations’ studios, the Broker’s studios or from other sources contracted for by the Broker. In addition, the Owner will make available to the Broker, at no additional cost, during the Term, exclusive use (other than the Owner’s own use for the Stations pursuant to this Agreement) of all of the Owner’s studio and production facilities and other assets, for the Broker’s use in its activities with regard to the Stations pursuant to this Agreement.

3. Revenue. The Broker will be entitled to all revenues resulting from the sale of advertising and other time on the Stations during the Term, including, without limitation, all revenue from the sale of advertising and other time during the Owner’s public service programming or other programming provided by the Owner pursuant to Sections 9 and 10, or otherwise resulting from the operation of the Stations during the Term.

4. Compensation. As consideration for the Owner permitting the Broker to broadcast the Broker’s programming on the Stations pursuant to the terms of this Agreement, the Broker will pay to the Owner the amounts described on Exhibit A.

5. Responsibilities.

(a) The Broker’s Responsibilities.

(i)	The Broker will employ and be responsible for paying the salaries, commissions, payroll taxes, insurance and all other related costs for employees of the Broker engaged in the Broker’s time brokerage activities under this Agreement.

(ii)	The Broker will be responsible for utilizing the Broker’s and the Owner’s employees to operate and maintain the Owner’s studio, production and master control facilities and to acquire, compile, produce, broadcast and sell the Stations’ programming and commercial messages.

(iii)	In performing its obligations under this Agreement, the Broker will use its commercially reasonable efforts to adhere to and fulfill all of the terms, conditions and obligations under all Contracts and Leases.

(b) The Owner’s Responsibilities. The Owner will employ and be responsible for paying the salaries, commissions, payroll taxes, insurance and all other related costs of its employees. In this regard, the Owner will employ, at a minimum, David Needham as the full-time General Manager of Station KPOM-TV, and Michael Cleveland as the full-time Engineering Manager/Chief Engineer/Chief Operator for Station KFAA-TV. Such General Manager and Engineering Manager (the “Managers”) will be responsible for overseeing all operational aspects of the respective Stations. Owner also will employ, as employees shared with Broker, Carol Sharem as the full-time receptionist at Station KPOM-TV, and Pamela Pense as the full-time receptionist at Station KFAA-TV. The Owner will be responsible for all (A) lease obligations in connection with property leased (if any) to the Owner, (B) utility bills for utility services at the Stations’ main studio/office location(s) and their tower/transmitter sites, (C) telephone system maintenance costs and local exchange and long distance telephone service costs for the Owner’s telephone system(s) and usage at the Stations’ main studio/office location(s) and at the Stations’ tower/transmitter sites, (D) costs of engineering and technical personnel necessary to assure compliance with the FCC’s rules and published policies and maintenance and repair of the Stations’ transmitting and microwave relay facilities, (E) all liabilities and obligations under all Contracts to which the Owner is a party relating to the business and operations of the Stations, (F) premiums for insurance required to be maintained by the Owner under this Agreement, (G) real and personal property taxes, (H) business, license and FCC regulatory fees, and (I) reasonable maintenance and repair costs for the Stations’ studio, transmission and production equipment, all of which (with the exception of the salary and employment costs of David Needham) are subject to reimbursement by Broker and included in the Monthly Costs in accordance with the terms set forth on Exhibit A.

(c) Additional Responsibilities.

(i)	The Broker will be fully responsible for the supervision and direction of its employees, and the Owner will be fully responsible for the supervision and direction of its employees.

(ii)	The Broker and the Owner will pay their respective expenses owed to third parties with regard to the Stations and in no event will any such payable remain unpaid for more than thirty (30) days after it is due unless such payable is being disputed in good faith.

(iii)	Except as otherwise mutually agreed, as between the Owner and the Broker, the Owner is and will continue to be responsible, subject to reimbursement by Broker in accordance with the terms set forth on Exhibit A, for all its obligations pursuant to any contracts of employment of employees of the Stations and any contracts with labor unions to which the Owner is a party.

(d) Renewal, Modification and Cancellation of Contracts. The Owner will comply with all reasonable requests of the Broker with respect to the renewal and cancellation of Owner contracts (in accordance with their terms) or the entry into or the modification of Owner contracts which affect the Broker’s time brokerage activities with regard to the Stations pursuant to this Agreement.

6. Revenues and Deposits.

(a) Revenues from Broadcast Time Sales and Uses of Stations’ Studio/Production Facilities during the Term. The Broker will have the exclusive right to sell, either directly or indirectly through sales representatives, and will be solely responsible for billing and collecting payments for, all programs and commercials aired on the Stations during the Term (whether during programming selected by Broker or programming selected by the Owner), and production fees for uses of the Stations’ studio/production facilities during the Term. The Broker may contract and bill in its own name for the sale of broadcast time on the Stations during the Term and uses of the Stations’ studio/production facilities during the Term. The Broker also will have the right to negotiate for and to receive all compensation due to the Stations during the Term (i) from cable television systems pursuant to the “retransmission consent” provisions of the Cable Television Consumer Protection and Competition Act of 1992, as amended, and the FCC’s rules enacted pursuant thereto, and (ii) from DBS providers pursuant to the Satellite Home Viewer Improvement Act of 1999 and the FCC’s rules enacted pursuant thereto, and the Owner will take, and refrain from taking, actions as to matters under such Acts and rules from time to time in accordance with the Broker’s reasonable requests.

(b) Bank Accounts for Revenues from Broker’s Activities/Payments By Broker from Such Revenues. The Broker may deposit any sums it receives pursuant to Section 6(a) or otherwise with respect to the Stations into a bank account (or accounts) of the Broker established by the Broker, in the Broker’s name, for this purpose (the “Broker Bank Account(s)”), and the funds in the Broker Bank Account(s) will be the property of the Broker, except as otherwise provided herein or in the Purchase Agreement. The Broker is authorized to endorse payments received in names other than Broker’s (e.g., “KPOM,,” “KPOM-TV,” “KFAA,” or “KFAA-TV”) in order to deposit such payments into the Broker Bank Account(s).

7. Handling of Station Communications. The Owner will receive and handle mail, faxes, telephone calls and e-mail from members of the public in connection with the operation of the Stations. Any such communications received by Broker shall be forwarded promptly to Owner.

8. The Owner’s Compliance With FCC Rules and Published Policies. The Owner will comply in all material respects with all FCC rules and published policies applicable to the Stations. Without limiting the foregoing sentence, the Owner’s obligations will include ascertaining the needs and interests of the Stations’ service areas, maintaining the Stations’ political broadcasting and public inspection files and the Stations’ maintenance logs, setting political advertising policies, meeting equal employment opportunity requirements with regard to the Owner’s employees, preparing the Stations’ quarterly issues/programs lists and making all required FCC filings with regard to the Stations.

9. Programming and the Public Interest.

(a) Throughout the Term, the Broker will program the Stations so as to maintain a general, advertiser-supported, national-network-affiliated, entertainment/sports format, with some mix permitted of home shopping, religious, foreign language and infomercial programming. The Stations will not become a predominantly home shopping, religious, foreign language and/or infomercial stations. The programming selected by the Broker will consist of such materials as are determined by the Broker to be appropriate and/or in the public interest including public affairs programming, children’s programming, public service announcements, entertainment, news, weather reports, sports, promotional material, commercial material and advertising. Without limiting the foregoing sentence, the Broker will program on the Stations at least a total of four (4) hours per week of news, public affairs, or other non-sports, non-entertainment programming, between the hours of 6:00 AM and 12:00 midnight, local time; and at least three (3) hours per week of “core” children’s programming between the hours of 7:00 AM and 10:00 PM.

(b) For the Term, to facilitate the programming of the Stations, the Owner, subject to any relevant contractual provision contained therein, will assign to the Broker its NBC network affiliation agreement and its syndicated programming agreements and the Broker agrees to perform, consistent with all contractual provisions thereof, the Owner’s contractual obligations thereunder.

(c) During the Term, the Broker’s management personnel designated by the Broker will meet at least monthly with the Owner’s Managers in order to help formalize the Owner’s oversight over the Broker’s activities at the Stations. At such meetings, the Owner will, among other things, (i) provide the Broker with the results of the Owner’s ongoing efforts to ascertain the problems, needs and interests of the Stations’ service areas, so that the programming and public service announcements selected and/or scheduled by the Broker for the Stations will be responsive thereto, (ii) inform the Broker of all views, comments, suggestions and complaints concerning the Broker’s programming, (iii) provide suggestions for future public service programs and public service announcements, and (iv) review the Broker’s programming for children. In the event the Owner determines that additional attention should be directed to particular community needs, the Broker will cooperate to assure that the Stations’ locally-produced programming serves those needs. If the Owner acquires syndicated programming or if the Owner uses Broker’s employees for the production of local programs in addition to the informational and public affairs programming described above in this Section 9, then all expenses for such additional programming will be paid by the Owner and will not be included in the reimbursements due the Owner under this Agreement. Such programs will be aired on the Stations at a mutually agreeable time between 6:00 AM and 12:00 midnight, local time.

(d) The Broker will provide the Owner promptly with all documents the Broker receives which are required to be placed in the Stations’ political or public inspection files. The Broker will, upon reasonable request by the Owner, provide the Owner with information with respect to programs and public service announcements broadcast on the Stations which are responsive to the problems, needs and issues facing the residents of the Stations’ service areas and the Broker’s programming for children, so as to assist the Owner in the preparation of required programming reports, and will assist the Owner upon request in compiling such other information which is reasonably necessary to enable the Owner to prepare other records and reports required by the FCC or other government agencies. The Broker shall furnish to the Owner upon request any other information that is reasonably necessary to enable the Owner to prepare any records or reports required by the FCC or other governmental entities.

(e) The Owner will have the full and unrestricted right to reject, delete and not broadcast any material contained in any part of the programming selected and/or scheduled by the Broker which the Owner in good faith determines would be contrary to law, the public interest or the standards set forth on Exhibit B. The Owner will retain ultimate control over the Stations’ policies and standards, and, in that regard, has adopted the written standards attached as Exhibit B, for the acceptance of programming material and commercial announcements. The Broker hereby covenants, warrants and represents that with regard to the Stations it will, at all times during the Term, comply in all material respects with such standards for acceptance of programming material and commercial announcements.

10. Special Programs. The Owner reserves the right, in good faith, to preempt the Broker’s programs for the Stations to broadcast special programs on occasion concerning issues or events of local, regional or national importance in the event that the Broker does not broadcast the same on its own initiative or in the event that the Owner reasonably determines in good faith that the amount of the Broker’s coverage of such issues or events is inadequate; provided that in all such cases the Owner will use its best efforts to give the Broker reasonable notice of the Owner’s intention to preempt programs scheduled by the Broker.

11. Stations Identification. The Owner will be responsible for the proper broadcast of FCC-required station identification announcements on the Stations. The Broker, while conducting its activities with regard to the Stations pursuant to this Agreement, will broadcast all required station identification announcements in form and content approved by the Owner with respect to the Stations in full compliance with FCC rules and published policies.

12. Station Facilities.

(a) Operation of the Stations. The Owner agrees that the Stations will be operated throughout the Term in all material respects in accordance with the authorizations issued by the FCC and all applicable FCC rules and published policies. During the Term, the Owner will make the Stations available to the Broker for program transmissions, at least at ninety five percent (95%) of the Stations’ currently authorized effective radiated power, for the entire time that the Stations are on the air, except for downtime occasioned by required maintenance and other interruptions contemplated by Section 12(b) and events described in Section 16. Any routine or non-emergency maintenance work affecting operation of the Stations at full power will be scheduled with at least forty-eight (48) hours prior notice to the Broker, and, to the extent possible, will not take place during a rating period; and, to the extent possible, the Owner will cause such maintenance work to be performed between the hours of 1:00 AM and 6:00 AM, local time.

(b) Interruption of Normal Operations. If the Stations suffer any loss or damage of any nature to their transmission or studio facilities which results in the interruption of service or the inability of the Stations to operate with their maximum authorized facilities, the

Owner will immediately notify the Broker of such loss or damage and the Owner will undertake such repairs as are necessary to restore full-time operation of the Stations with their maximum authorized facilities as expeditiously as possible following the occurrence of any such loss or damage. If the Owner is unable to or does not commence such repairs as soon as possible, then the Broker may undertake such repairs at its own expense.

(c) Studio Location. The Owner will maintain main studio facilities, within the Stations’ principal community contours and in accordance with the FCC’s rules and published policies, and will staff said main studios consistent with the FCC’s rules and published policies.

13. Political Advertising. The Owner will be responsible ultimately for compliance with the political broadcasting requirements of the Communications Act and the FCC’s rules and published policies promulgated thereunder. The Broker, under the supervision and review of the Owner, will prepare and distribute appropriate political disclosure statements for the Stations and the Owner and the Broker will jointly determine the Stations’ lowest unit charge for the sale of advertising and program time to legally qualified candidates. The Broker, while conducting its activities with regard to the Stations pursuant to this Agreement, will comply with said political broadcasting requirements, rules and published policies. The Broker promptly will supply to the Owner such information as may be reasonably necessary to permit the Owner to verify compliance with the requirements of Section 315 of the Communications Act. To the extent that the Owner believes necessary in the Owner’s sole discretion, the Broker will release advertising availabilities and program time as required by the FCC’s rules and published policies to permit the Stations to comply with the reasonable access provisions of Section 312(a)(7) of the Communications Act and the equal opportunities provision of Section 315 of the Communications Act and the rules and published policies of the FCC promulgated thereunder.

14. Children’s Programming. The Owner will be ultimately responsible for insuring the Stations’ compliance with the Children’s Television Act of 1990 [47 U.S.C. 303a and 303b], and the rules and published policies of the FCC promulgated thereunder, including ensuring that the Stations comply with the commercial limits established therein and serve the educational and informational needs of children. The Broker, while conducting its activities with regard to the Stations pursuant to this Agreement, will comply with said Children’s Television Act and FCC rules and published policies by presenting a reasonable amount of children’s programming, including educational/informational programming, but in any event no less than three (3) hours per week of “core” children’s programming between the hours of 7:00 AM and 10:00 PM, and by strictly observing the limitations on advertising content and amount. The Broker, under the supervision and review of the Owner, will be responsible for preparing all necessary reports and certifications and for placement of the same in the Stations’ public inspection files. Upon delivery of such reports and certifications, they will be certified by the Broker as true and correct in all material respects. Such reports and certifications will include the following: (a) a quarterly report on children’s programming pursuant to Section 73.3526(e)(11)(iii) of the FCC’s rules; and (b) a certificate with respect to compliance with advertising limits in children’s programs pursuant to Section 73.3526(e)(11)(ii) of the FCC’s rules. Such advertising certification will be in the form of the attached Exhibit C. In completing each such quarterly certificate, the Broker will list the titles of all children’s programs carried on the Stations in the past quarter in which the advertising limits apply, both local and network, all program segments during which the allowed commercial limits were exceeded, and a separate memo explaining why any excesses occurred. In carrying out its obligations with respect to children’s programming, the Broker will further maintain records with respect to commercial matter in children’s programming either in the form of logs of programs reflecting the commercial time, tapes of the programs, lists of commercial minutes aired in identified children’s programs, or appropriate certificates from networks and syndicators with respect to compliance with the FCC’s requirements on commercial limits.

15. The Owner’s Responsibility For Compliance with FCC Technical Rules. The Owner will employ a Chief Engineer who will be responsible for maintaining the Stations’ transmission facilities. The Owner will employ a Chief Operator, as that term is defined by the rules and published policies of the FCC (who may also hold the position of Chief Engineer), who will be responsible for ensuring compliance by the Stations with the technical operating and reporting requirements established by the FCC.

16. Force Majeure. Each party will carry standard property and casualty insurance for the property and equipment it owns. The Owner’s policy(ies) for such coverage will have an aggregate policy limit that is not less than the aggregate limit of the policy(ies) normally maintained by the Owner for such property and equipment prior to the date hereof. If any failure or impairment of facilities or any delay or interruption in the broadcast of programs, or failure at any time to furnish facilities, in whole or in part, for broadcast, occurs due to causes beyond the control of the Owner, then such failure, impairment, delay or interruption, by itself, will not constitute a breach of or an event of default under this Agreement and the Owner will not be liable to the Broker for any such failure, impairment, delay or interruption so long as (if the Owner elects to remedy such failure, impairment, delay or interruption) the Owner undertakes and continues reasonable efforts to remedy any such failure, impairment, delay or interruption by returning the Stations to its condition prior to such damage. Promptly thereafter, if the Owner elects to do so by written notice to the Broker, the Owner will obtain any applicable insurance proceeds and apply such proceeds to the cost of remedying such failure, impairment, delay or interruption; provided that, if the Owner determines that it will not do so, then the Owner will give the Broker prompt written notice of such determination. If the Owner elects not to remedy such failure, impairment, delay or interruption (or if the Owner makes no election prior to the tenth (10th) day after such failure, impairment, delay or interruption occurs), then the Broker may elect to obtain such insurance proceeds and effect such remedy by giving the Owner written notice to that effect.

17. Trade Secrets and Proprietary Information. In the event that: (a) any trade secrets or other proprietary information of the Broker in connection with this Agreement becomes known to the Owner, and (b) such trade secrets and or proprietary information are not otherwise available in the public domain or known publicly, the Owner agrees to maintain the confidentiality of such trade secrets and/or proprietary information and not to use or disclose any such trade secrets and/or proprietary information without the prior written consent of the Broker (except as required by law, rule or regulation, or by order of any government agency or court). In the event that: (i) any trade secrets or other proprietary information of the Owner in connection with this Agreement become known to the Broker, and (ii) such trade secrets and/or proprietary information are not otherwise available in the public domain or known publicly, prior to the Closing the Broker agrees to maintain the confidentiality of such trade secrets and/or proprietary information and not to use or disclose any such trade secrets and/or proprietary information without the prior written consent of the Owner (except as required by law, rule or regulation, or by order of any government agency or court). The provisions of this Section 17 will survive any termination of this Agreement.

18. Payola and Conflicts of Interest. Each of the Broker and the Owner agrees not to, and to use reasonable efforts to cause its employees who have the ability to cause the broadcast of programs and/or commercial matter on the Stations not to, accept any consideration, compensation or gift or gratuity of any kind whatsoever, regardless of its value or form, including a commission, discount, bonus, material, supplies or other merchandise, services or labor (collectively, “Consideration”), whether or not pursuant to written contracts or agreements between the Broker, the Owner and merchants or advertisers, in consideration for the broadcast of any matter on the Stations unless the payor is identified, in the broadcast for which Consideration was provided, as having paid for or furnished such Consideration, in accordance with Sections 317 and 507 of the Communications Act [47 U.S.C. §§ 317 and 508] and the FCC’s rules and published policies. The Broker agrees to execute, and, as a condition of each such employee’s employment, to cause each of the Broker’s employees to execute, at least once every calendar year, a payola/conflict of interest affidavit in the form of the attached Exhibit D, and the Broker agrees to deliver the originals of all such affidavits to the Owner as expeditiously as possible following their execution.

19. The Broker’s Compliance with Law. The Broker agrees that, throughout the Term, the Broker will comply with all laws, rules, regulations and policies applicable to the functions performed by it in connection with the Stations, including meeting equal employment opportunity requirements with respect to the Broker’s employees performing duties in connection with the Stations.

20. Indemnification.

(a) The Broker’s Indemnification of the Owner. The Broker will indemnify and hold the Owner and the Owner’s employees, agents and contractors harmless, including, without limitation, in respect of reasonable attorney’s fees, from and against all liability, claims, damages and causes of action (“Losses”) arising out of or resulting from acts or omissions of the Broker involving: (i) libel and slander; (ii) infringement of trade marks, service marks or trade names; (iii) violations of law, rules, regulations, or orders (including the FCC’s rules and published policies); (iv) invasion of rights of privacy or infringement of copyrights or other proprietary rights; (v) breaches of this Agreement; (vi) the broadcast of programming furnished by Broker, or (vii) Broker’s sale of advertising and the operation of Broker’s business relating to the Stations. The Broker’s obligation to indemnify and hold the Owner and the Owner’s employees, agents and contractors harmless against the Losses specified above will survive any termination of this Agreement.

(b) The Owner’s Indemnification of the Broker. The Owner will indemnify and hold the Broker and the Broker’s employees, agents and contractors harmless, including, without limitation, in respect of reasonable attorney’s fees, from and against all Losses arising out of or resulting from acts or omissions of the Owner involving: (i) libel and slander; (ii)

infringement of trademarks, service marks or trade names; (iii) violations of law, rules or regulations (including the FCC’s rules and published policies); (iv) invasion of rights of privacy or infringement of copyrights and other proprietary rights; (v) the broadcast of programming furnished by the Owner; (vi) the operation of the Owner’s business relating to the Stations; or (vii) breaches of this Agreement. The Owner’s obligation to indemnify and hold the Broker and the Broker’s employees, agents and contractors harmless against Losses specified above will survive any termination of this Agreement.

(c) Indemnification Procedures. The procedures for making a claim for indemnification under Section 20(a) or 20(b) and defending and settling any related third-party claim related hereto will be identical to those set forth in Section 9.5 of the Purchase Agreement as if set forth herein, mutatis mutandis.

(d) Insurance. The Broker and the Owner each will maintain broadcasters’ liability insurance policies covering libel, slander, invasion of privacy and the like, general liability, blanket crime, property damage, business interruption, automobile liability, and workers’ compensation insurance in forms and amounts customary in the television broadcast industry (to the extent commercially reasonable, for example, neither party shall be required to get insurance specifically with respect to property it does not own), and each of the parties hereto will name the other as an additional insured under such policies to the extent that their respective interests may appear and will provide for notice to the other party prior to cancellation thereof. Upon request, each party will provide the other with certificates evidencing such insurance, and will further provide certificates evidencing renewal thereof prior to the expiration of such policies.

21. Termination.

(a) Termination Upon Closing. Except to the extent otherwise provided in this Agreement, this Agreement will terminate effective upon the Closing or the earlier termination of the Purchase Agreement.

(b) Termination Upon Order of Governmental Authority. A “Governmental Termination Event” will occur if any court or federal, state or local government authority (including the FCC) orders or takes any action which becomes effective and which requires the termination or material curtailment of the Broker’s activities with respect to the Stations pursuant to this Agreement; provided that such order or action will no longer constitute a Governmental Termination Event if such action or order is subsequently stayed or ceases to be effective. If any court or federal, state or local government authority announces or takes any other action or proposed action which could result in a Governmental Termination Event, then either the Broker or the Owner may seek administrative or judicial relief therefrom (in which event the other of them will cooperate with such effort in any reasonable manner requested) and consult with such agency and its staff concerning such matters and, in the event that this Agreement is not terminated, use their reasonable best efforts and negotiate in good faith a modification to this Agreement which would obviate any such questions as to validity while preserving, to the extent possible, the intent of the parties and the economic and other benefits of this Agreement and the Purchase Agreement and the portions thereof the validity of which are called into question. If the FCC designates the license renewal application of the Stations for a hearing as a consequence of this Agreement or for any other reason, or initiates any revocation or other proceeding with respect to the authorizations issued to the Owner for the operation of the Stations, then the Owner and the Broker will each use diligent, reasonable efforts to contest such action and will each be responsible for its own expenses incurred as a consequence of such FCC proceeding. The Broker will cooperate and comply with any reasonable request of the Owner to assemble and provide to the FCC information relating to the Broker’s performance under this Agreement. In the event of termination of the Broker’s activities with respect to the Stations pursuant to this Agreement as a result of any Governmental Termination Event, the Owner will cooperate reasonably with the Broker to the extent permitted to enable the Broker to fulfill advertising or other programming contracts then outstanding. If a Governmental Termination Event occurs, then the Term will continue until the date upon which the activities of the Broker and the Owner are required to be ceased, as mandated by the agency or authority which brought about such Governmental Termination Event.

(c) Material Breach. Each party hereto shall have the right to terminate this Agreement if the other party hereto is in material breach of this Agreement and such breach remains uncured for at least ten (10) days after the terminating party has given written notice of such breach to the breaching party; provided that such right to terminate shall only be in effect during the continuation of such breach.

(d) Effect of Termination. Upon termination of this Agreement, the Monthly Costs shall be prorated to the effective termination date of this Agreement.

22. Authorizations. The Owner owns or holds all material licenses and other permits and authorizations reasonably necessary for the operation of the Stations (including licenses, permits and authorizations issued by the FCC), and neither the Owner nor the Broker (including their affiliates, principals, employees and agents) will take any action to impair such licenses, permits and authorizations.

23. Advanced Television/High Definition Television.

(a) KPOM-DT. The parties acknowledge that, as of the date hereof, KPOM-DT is operating with facilities less than those authorized in Construction Permit BPCDT-19991028AEE (the “KPOM-DT CP”) but as authorized by Special Temporary Authority BEDSTA-20030701CQW (the “KPOM-DT STA”). The KPOM-DT STA expires on January 17, 2004 and Owner shall file timely extension requests with the FCC as necessary prior to the Closing. By virtue of being on the air pursuant to the KPOM-DT STA, the Station is considered to have met the FCC’s May 2002 deadline for completion of construction of the KPOM-DT CP and said construction permit is thereby extended until further notice by the FCC.

(b) KFAA-DT. The parties acknowledge that, as of the date hereof, the KFAA-DT facilities authorized by Construction Permit BMPCDT-20021112ABG (the “KFAA-DT CP”) have not been constructed and an application for extension of time to construct digital television facilities (File No. BEPCDT-203512ADY) (the “KFAA-DT Facilities”) is pending before the FCC.

(c) The Owner will proceed with the timely construction of the KFAA-DT Facilities such that construction is completed within a time frame to which the Owner and the Broker will subsequently agree or, at the latest, in compliance with the FCC’s rules for the construction of such KFAA-DT Facilities. All reasonable fees and expenses (the “DTV Fees”) related to the construction of the KFAA-DT Facilities will be subject to reimbursement by the Broker pursuant to the attached Exhibit A; provided that if the Purchase Agreement is terminated prior to the Closing, the Owner will promptly reimburse the Broker for all DTV Fees and other amounts expended by the Owner with respect to the KFAA-DT Facilities, if any, previously reimbursed to the Owner by the Broker.

(d) To the extent that the Stations’ digital television channels (the “DTV Channels”) are operational prior to the Closing, the Broker will have the right to utilize the DTV Channels and the DTV facilities under the terms and conditions set forth in this Agreement for the use of the Stations. If the FCC assesses the Owner any spectrum fees or other charges for the Broker’s use of the DTV Channels, such FCC fees or other charges will be subject to reimbursement by Broker pursuant to the attached Exhibit A.

24. Notices. All communications or notices required or permitted by this Agreement shall be in writing and shall be deemed to have been given (i) on the date of personal delivery to an officer of the other party, or (ii) if sent by telecopy or facsimile machine to the number shown below, on the date of such confirmed facsimile or telecopy transmission, or (iii) when properly deposited for delivery by commercial overnight delivery service, prepaid, or by deposit in the United States mail, certified or registered mail, postage prepaid, return receipt requested, the date that is two days after the date set forth in the records of such delivery service or on the return receipt and addressed as follows unless and until either of such parties notifies the other in accordance with this Section of a change of address or change of telecopy number:

If to the Owner:

                    JDG Television, Inc.

                    111 South Cherokee

                    Muskogee, OK 74402

                    Attention: Mr. John Griffin

                    Telecopy No. (918) 687-1571

with a copy (which will not constitute notice to the Owner) to:

                    McAfee & Tafat

                    Tenth Floor, Two Leadership Square

                    Oklahoma City, OK 73102-7103

                    Attention: Robert L. Garbrecht, Esquire

                    Telecopy No. (405) 235-0439

If to the Broker:

                    Nexstar Broadcasting Group, L.L.C.

                    909 Lake Carolyn Parkway

                    Suite 1450

                    Irving, TX 75039

                    Attention: Perry Sook, President & CEO

                    Telecopy No. (972) 373-8888

with a copy (which will not constitute notice to Broker) to:

                    Kirkland & Ellis

                    153 East 53rd Street

                    New York, NY 10022

                    Attention: John L. Kuehn, Esquire

                    Telecopy No. (212) 446-4900

25. Modification and Waiver. No amendment, supplement or modification of any provision of this Agreement will be effective unless the same will be in writing and signed by the party against whom enforcement of any such amendment, supplement or modification is sought, and then such amendment, supplement or modification will be effective only in the specific instance and for the purpose for which given.

26. Construction. This Agreement will be governed by and construed in accordance with the domestic laws of the State of Arkansas, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Arkansas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Arkansas.

27. Headings; Interpretation. The headings in this Agreement are included for ease of reference only and will not control or affect the meaning or construction of the provisions of this Agreement. As used in this Agreement, “including,” “includes” and the like are not intended to confer any limitation.

28. Assignment. This Agreement may not be assigned by either party without the express written approval of the other party. However, the prior approval of the Owner is not required for any assignment by the Broker to an affiliate of the Broker. Where appropriate in the context and consistent with this provision, the term “Broker” as used herein will mean and include such assignee.

29. Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signature(s) on each such counterpart were upon the same instrument. This Agreement will be effective as of the date first above written.

30. Entire Agreement. This Agreement and the Purchase Agreement, and the documents referred to herein and therein contain the entire agreement between the parties with respect to the subject matter of this Agreement, and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

31. No Partnership or Joint Venture Created. Nothing in this Agreement will be construed to create a partnership or joint venture between the Owner and the Broker or to afford any rights to any third party other than as expressly provided herein. Neither the Owner nor the Broker will have any authority to create or assume in the name or on behalf of the other party any obligation, express or implied, or to act or purport to act as the agent or legally empowered representative of the other party hereto for any purpose.

32. Severability. Whenever possible each provision of this Agreement will be interpreted so as to be effective and valid under applicable law. Subject to the provisions of Section 21(b), if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise affecting the remainder or such provision or the remaining provisions of this Agreement.

33. Legal Effect. This Agreement will be binding upon and will inure to the benefit of the parties hereto, their heirs, executors, personal representatives, successors and assigns.

34. No Party Deemed Drafter. No party will be deemed the drafter of this Agreement and if this Agreement is construed by a court of law such court should not construe this Agreement or any provision against any party as its drafter.

*                    *                     *                    *

IN WITNESS WHEREOF, the parties hereto have executed this Time Brokerage

Agreement to be effective as of the date above written.

JDG TELEVISION, INC.

By:	/S/ JOHN W. GRIFFIN
Name:	John W. Griffin
Title:	President

NEXSTAR FINANCE, L.L.C.

By:	/S/ PERRY SOOK
Name:	Perry Sook
Title:	President

EXHIBIT A

Reimbursement of Expenses

A. For each calendar month during the Term, the Broker shall pay the Owner a monthly fee of $75,000 (the “Monthly Fee”); provided that the Broker shall not pay the Monthly Fee, or any portion thereof, with respect to the month of October 2003. The Monthly Fee with respect to November 2003 shall be due and payable on November 3, 2003 and the Monthly Fee with respect to each following calendar month during the Term shall be due and payable on the first business day of such calendar month; provided that for any calendar month during which this Agreement is not in force for the entire month (other than October 2003), the Monthly Fee shall be prorated accordingly.

B. In addition to the Monthly Fee, at the conclusion of each calendar month during the Term, the Broker will pay the Owner an amount equal to all of the Owner’s monthly costs incurred by the Owner in the ordinary course of business consistent with past practices in connection with its ownership and operation of the Stations in accordance with the terms and conditions of this Agreement and the Purchase Agreement (the “Monthly Costs”). The Monthly Costs shall be equal to the sum of all such expenses (including, but not limited to, syndicated programming costs, operating expenses resulting from broadcasting programming provided by Broker, operating expenses otherwise incurred by Owner in connection with the operation of the Stations and the performance of its obligations hereunder (including but not limited to insurance fees, FCC fees and property taxes), and all capital expenses reasonably incurred in making repairs or replacements to the facilities and equipment used in producing programming and operating the Stations, provided such capital expenses were approved in writing by the Broker prior to being expended) for each calendar month incurred by Owner in connection with providing air time to Broker. For the purposes of October 2003 only, the Monthly Costs shall be prorated such that 50% of the expenses relating to the operating of the Stations in October 2003 shall be for the account of Seller, and 50% of the expenses relating to the operation of the Stations in October 2003 shall be for the account of Buyer. After each calendar month during the Term, the Owner will submit to the Broker an invoice for the Monthly Costs incurred during such month, and the amount of such costs reflected on any such invoice to the extent not previously advanced to the Owner will be due and payable on the fifth (5th) Business Day after the date upon which such invoice is received.

C. Notwithstanding the anything in this Agreement or the Purchase Agreement to the contrary, the Broker shall not be responsible for reimbursing the Owner for (i) compensation paid to employees of the Owner in excess of rates approved by the Broker, (ii) compensation paid to each employee of the Owner with respect to whom the Broker gives two weeks prior written notice to the Owner to the effect that the Broker no longer considers such employee necessary for the operation of the Stations (provided that the Broker shall reimburse the Owner for regular compensation for such employee accruing through the date which is two weeks after such written notice is given), and (iii) severance payments to the Owner’s employees.

A-1

D. If the Broker determines that an item appearing on an invoice submitted by the Owner is not properly payable by the Broker to the Owner under this Agreement, then the Broker shall nonetheless timely pay to the Owner all other items appearing on such invoice which the Broker does not object to, and the Broker shall submit with such timely payment a written objection to the disputed item which sets forth the specific basis for the Broker’s objection. The Broker’s opportunity to object to an item appearing on an invoice will be lost if the written objection of the disputed item is not provided within thirty (30) calendar days after the date up on which the applicable invoice is received. With respect to any item subject to a written objection timely submitted by the Broker to the Owner, the Broker and the Owner agree to negotiate in good faith to reach a mutually agreeable resolution within the ten (10) calendar day period following the Owner’s receipt of such objection. If no resolution is reached within such period, then each party may thereafter pursue its remedies as permitted by applicable law and this Agreement.

2

EXHIBIT B

The Broker agrees to cooperate with the Owner in the broadcasting of programs of the highest possible standard of excellence and for this purpose to observe the following regulations in the preparation, writing and broadcasting of its programs:

I. Religious Programming. The subject of religion and references to particular faiths, tenants, and customs shall be treated with respect at all times. Programs shall not be used as a medium for attack on any faith, denomination, or sect or upon any individual or organization.

II. Controversial Issues. Any discussion of controversial issues or public importance shall be reasonably balanced with the presentation of contrasting viewpoints in the course of overall programming; no attacks on the honesty, integrity, or like personal qualities of any person or group of persons shall be made during the discussion of controversial issues of public importance; and during the course of political campaigns, programs are not to be used as a forum for editorializing about individual candidates. If such events occur, the Owner may require that responsive programming be aired.

III. No Plugola or Payola. The mention of any business activity or “plug” for any commercial, professional, or other related endeavor, except where contained in an actual commercial message of a sponsor, is prohibited.

IV. Election Procedures. At least ninety (90) days before the start of any primary or regular election campaign, the Broker will clear with the Owner’s respective Managers the rate Broker will charge for the time to be sold to candidates for public office and/or their supporters to make certain that the rate charged conforms to all applicable laws and the policy of the Stations.

V. Required Announcements. The Broker shall broadcast (a) an announcement in a form satisfactory to the Owner at the beginning of each hour to identify the Stations, (b) an announcement at the beginning and end of each broadcast day, to indicate that program time has been purchased by the Broker, and (c) any other announcement that may be required by law, regulation, or the policy of the Stations.

VI. Credit Terms Advertising. Pursuant to rules of the Federal Trade Commission, any advertising of credit terms shall be made over the Stations in accordance with all applicable federal and state laws, including Regulations Z and M.

VII. Commercial Record Keeping. No commercial messages (“plugs”) or undue references shall be made in programming presented over the Stations to any business venture, profit making activity, or other interest (other than noncommercial announcements for bona fide charities, church activities, or other public service activities) in which the Broker is directly or indirectly interested without the same having been approved in advance by the Owner’s General Manager and such broadcast being announced and logged as sponsored.

VIII. No Illegal Announcements. No announcements or promotion prohibited by federal or state law or regulation of any lottery or game shall be made over the Stations. Any game, contest, or promotion relating to or to be presented over the Stations must be fully stated and explained in advance to the Owner, which reserves the right in its sole discretion to reject any game, contest, or promotion.

IX. Owner’s Discretion Paramount. In accordance with the Owner’s responsibility under the Communications Act of 1934, as amended, and the rules and regulations of the Federal Communications Commission, the Owner reserves the right to reject or terminate any advertising proposed to be presented or being presented over the Stations which is in conflict with the policy of the Stations or which in the reasonable judgment of the Owner or its respective Managers would not serve the public interest.

X. Programming in Which Broker has a Financial Interest. The Broker shall advise the respective Managers of the Stations with respect to any programming (including commercial(s)) concerning goods or services in which the Broker has a material financial interest. Any announcements for such goods and services shall clearly identify the Broker’s financial interest.

XI. Programming Prohibitions. The Broker shall not broadcast any of the following programs or announcements:

A. False Claims. False or unwarranted claims for any product or service.

B. Unfair Imitation. Infringements of another person’s rights through plagiarism or unfair imitation or either program idea or copy, or any other unfair competition.

C. Commercial Disparagement. Any disparagement of competitors or competitive goods.

D. Profanity. Any programs or announcements that are obscene, profane, vulgar, repulsive or offensive, either in theme or treatment.

E. Indecency. Any program containing “indecent matter” shall not be broadcast outside the “safe harbor” time, as those terms are defined by the FCC.

F. Slander. Any slanderous statements.

G. Unauthenticated Testimonials. Any testimonials which cannot be authenticated.

H. Descriptions of Bodily Functions. Any continuity which describes in a repellent manner internal bodily functions or symptomatic results or internal disturbances, and no reference to matters which are not considered acceptable topics in social groups.

I. Conflict Advertising. Any advertising matter or announcement which may, in the reasonable opinion of the Owner, be injurious or prejudicial to the interests of the public, the Stations, or honest advertising and reputable business in general.

4

J. Fraudulent or Misleading Advertisement. Any advertisement matter, announcement, or claim which Broker knows to be fraudulent, misleading, or untrue.

Owner may waive any of the foregoing regulations in specific instances if, in its reasonable opinion, good broadcasting in the public interest will be served thereby.

In any case where questions of policy or interpretation arise, Broker shall submit the same to Owner for decision before making any commitments in connection therewith.

5

EXHIBIT C

CERTIFICATE REGARDING COMMERCIAL LIMITS IN

CHILDREN’S TELEVISION PROGRAMMING

                                 (“Broker”) hereby certifies to                                                   (“Owner”) that, with respect to the children’s programs provided by Broker which were broadcast on                                  (the “Stations”) during the                  quarter of 200     (ending                     ) to which the commercial limits set forth in 47 C. F. R. Section 73.670 of the FCC’s rules apply:

1. the amount of commercial matter aired during such children’s programs was in compliance with the commercial limits.

2. the amount of commercial matter aired during such children’s programs was in compliance with such commercial limits, except for the program segments listed below which exceeded the allowed commercial limits. A separate memo explaining why any excesses occurred is also attached.

[Broker]

By:

Name:

Title:

EXHIBIT D

County of

State of

ANTI-PAYOLA/PLUGOLA AFFIDAVIT

(Name)                , being first duly sworn, deposes and says as follows:

1. I am      (Position)      for [Broker] (“Broker”).

2. I have acted in the above capacity since (date) .

3. No matter has been broadcast by Stations(s) for which service, money or other valuable consideration has been directly or indirectly paid, or promised to, or charged, or accepted, by me from any person, which matter at the time so broadcast has not been announced or otherwise indicated as paid for or furnished by such person.

4. So far as I am aware, no matter has been broadcast by Stations(s) for which service, money, or other valuable consideration has been directly or indirectly paid, or promised to, or charged, or accepted by Stations(s) by the Broker, or by any independent contractor engaged by the Broker in furnishing programs, from any person, which matter at the time so broadcast has not been announced or otherwise indicated as paid for or furnished by such person.

5. In the future, I will not pay, promise to pay, request, or receive any service, money, or any other valuable consideration, direct or indirect, from a third-party, in exchange for the influencing of, or the attempt to influence, the preparation or presentation of broadcast matter on Stations(s).

6. Except as may be reflected in paragraph 7 hereof, neither I, my spouse nor any member of my immediate family has any present direct or indirect ownership interest in any entity engaged in the following business or activities (other than an investment in a corporation whose stock is publicly held), serves as an officer or director of, whether with or without compensation, or serves as an employee of, any entity engaged in the following business or activities:

1. The publishing of music;

2. The production, distribution (including wholesale and retail sales outlets), manufacture or exploitation of music, films, tapes, recordings or electrical transcriptions of any program material intended for radio broadcast use;

A-1

3. The exploitation, promotion, or management of persons rendering artistic, production and/or other services in the entertainment field;

4. The ownership or operation of one or more radio or television Stations;

5. The wholesale or retail sale of records intended for public purchase;

6. The sale of advertising time other than on Stations(s) or any other Stations owned by the Broker.

7. A full disclosure of any such interest referred to in paragraph 6, above, is as follows:

Affiant

Subscribed and sworn to before me

this              day of                     , 200    .

Notary Public

My commission expires:

2